Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 29, 2024 (except for Note T, as to which the date is March 3, 2025), with respect to the consolidated financial statements included in the Annual Report of The Bancorp, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of The Bancorp, Inc. on Form S-3 (File No. 333-239529, effective June 29, 2020 and 333-213977, effective October 5, 2016) and on Forms S-8 (File No. 333-210979, effective April 28, 2016, File No. 333-225532, effective June 8, 2018, File No. 333-238257, effective May 14, 2020 and File No. 333-267145, effective August 29, 2022).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 3, 2025